FIRST AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT


     THIS AMENDMENT is made as of May 31, 1995, by and between The Griffin Funds, Inc., a Maryland corporation (the "Company") and Griffin Financial Investment Advisers (the "Adviser").

     WHEREAS,   the  Company  is  an  open-end  management   investment  company
registered under the Investment Company Act of 1940, as amended (the "Act") and the Securities Act of 1933; and

     WHEREAS, the Company has engaged the Adviser to manage the investment and reinvestment of the assets of those investment portfolios of the Company pursuant to our Investment Advisory Agreement dated as of October __, 1993, between the Company and the Adviser (the "Agreement"), which portfolios are identified on Schedule A thereto (each a "Fund" and collectively the "Funds");

     WHEREAS, the company has established two new portfolios, the Griffin Growth Fund and the Griffin Short-Term Bond Fund (the "New Funds"), and desires to engage the Adviser to manage the investment and reinvestment of the assets of the New Funds;

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Adviser agree as follows:

     1. Schedule A to the Agreement is replaced and superseded by Schedule A to this Amendment in order to include the New Funds as well as the Funds originally included in Schedule A to the Agreement.

     2. All provisions of the Agreement are hereby reaffirmed as fully set forth herein, except as they are modified by the provisions of this Amendment.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  agreement to be executed and delivered by their duly authorized representatives as of the date first set forth above.

                                      THE GRIFFIN FUNDS, INC.


                                      By:  /s/Julia D. Whitcup

                                      Name: Julia D. Whitcup

                                      Title:  Senior Vice President & Treasurer


                                      GRIFFIN FINANCIAL INVESTMENT ADVISERS


                                      By: /s/Richie D. Rowsey

                                      Name:  Richie D. Rowsey

                                      Title:  Senior Vice President

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                                   SCHEDULE A


                                  Compensation


Money Market Fund, Tax-Free                     Annual rate of 0.50%
Money Market Fund, U.S. Government              of the average net assets
Income Fund, Municipal Bond Fund,               of each such Fund
Califonria Tax-Free Fund and Bond Fund
Short-Term Bond Fund

Growth & Income Fund                            Annual rate of 0.60%
Growth Fund                                     of the average net assets
                                                of such Fund




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1  All fees shall be computed daily and paid monthly.